EXHIBIT 16.1

September 26, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Stem Holdings, Inc. Form 8-K dated September 24, 2019, and have the following comments:

1.	We agree with the statements made in the first paragraph in the first sentence.

2.	We agree with the statements made in the second through fifth paragraphs and the seventh paragraph.

3.	We have no basis on which to agree or disagree with the statements in the first paragraph, second sentence and the sixth paragraph.

Yours truly,

/s/ L J Soldinger Associates, LLC